EXHIBIT 99.1

ETST Announces the Execution of a Binding LOI to Acquire 100% of the Assets of a Canadian Biotech Company Specializing in Medical Devices, Testing and Vaccines and Forms New Wholly Owned Subsidiary, Earth Science Pharmaceutical, Inc.

Boca Raton, FL / Global Newswire / June 20, 2016 / Earth Science Tech, Inc. (OTCQB: ETST) (the "Company"), a publicly traded biotechnology company that develops, produces and sells nutraceutical products among which is its leading High Grade Hemp CBD (Cannabidiol) Oil which most recently launched a Clinical Study with 9/11 First Responders, announces ETST has executed a binding letter of intent to acquire all the assets of BEO ITS, Inc., a company engaged in the development of medical devices, tests and vaccines for STIs (Sexually Transmitted Infections and/or Diseases). Based on the final definitive asset purchase agreement, ETST has formed a new wholly owned subsidiary, Earth Science Pharmaceutical, Inc., domiciled in the state of Florida. In addition, Dr. Michel Aubé, the CEO and principal owner of BEO ITS, Inc. will be elected effective today as the CEO of Earth Science Pharmaceutical, Inc., a wholly owned subsidiary of ETST.

Nickolas Tabraue, COO of Earth Science Tech, Inc. stated, "This letter of intent for the asset purchase acquisition of BEO ITS, Inc. will help diversify the company's business into new markets including the medical, medical device and pharmaceutical industry. I am excited to be working with Dr. Michele Aubé, a renowned scientist, who is committed to help grow Earth Science Tech, Inc. in the medical and pharmaceutical industry."

Dr. Michel Aubé has wide-ranging expertise in the life sciences. As a microbiologist he furthered his graduate studies at Laval University, earning a Master's degree in Cell Biology and Molecular Physiology as well as a PhD in Physiology-Endocrinology. In addition, he created and taught three postdoctoral courses in Immunology. His scientific research in Sexually Transmitted Infections (STIs), Cancer and Stem Cell biology has been published in several prestigious medical journals. Dr. Aubé has received a number of Awards for Excellence from the Network for environmental health research and childhood diseases.

Dr. Michel Aubé commented, "I am honored to be named the new CEO of Earth Science Pharmaceutical, Inc., the wholly owned subsidiary of Earth Science Tech, Inc., and I personally look forward to helping the company become a world leader in the development of low cost, non-invasive diagnostic tools, medical devices, and vaccines."

BEO ITS Inc. (www.beoits.com), a Canadian biotechnology company headquartered in Quebec, is engaged in the development of medical devices, testing processes, and vaccines for STIs (Sexually Transmitted Infections and/or Diseases). At the closing (anticipated in the next 60 days), Earth Science Tech, Inc. will purchase "all of the assets" associated with the BEO ITS Inc., including any and all patents, patents pending, inventions, know-how, contracts, relationships, agreements, trade secrets and all intellectual property related to any medical devices, tests, vaccines and specifically medical devices used for the detection of Chlamydia, STI's and/or diseases.

Prior Recent ETST News

•        April 29, 2016 - Earth Science Tech Announces Strategic Alliance with Septembers Mission Foundation to Conduct its First 30-Day Ten Participant Clinical Study with 9/11 First Responders using ETST High Grade Hemp CBD (Cannabidiol) Oil

•        April 11, 2016 - Earth Science Tech, Inc Announces Positive Results from First Pre-Clinical Study on New Hampshire Participate #1 of Dysfunctional Veterans with PTSD (Posttraumatic Stress Disorder) using ETST High Grade Hemp CBD (Cannabidiol)

•        December 9, 2015 - Earth Science Tech Announces the Conclusion of Phase 1 Trial with Former Professional Athletes Using ETST High Grade Hemp CBD (Cannabidiol)

About Earth Science Tech, Inc.

About Earth Science Tech, Inc. (ETST): Earth Science Tech (www.earthsciencetech.com), a publicly traded company under the symbol OTCQB: ETST, is a unique Science based Biotechnology company focused on cutting edge Nutraceuticals, Bioceuticals, Phytoceuticals and Cosmeceuticals for the Health, Wellness and Alternative Medicine Markets to help improve the quality of life for Consumers Worldwide. ETST is dedicated to providing Natural Alternatives to prescription medications through the use of its cutting edge Nutritional and Dietary Supplements as well as its ETST High Grade Hemp CBD (Cannabidiol) Oil/Products (aka Phytocannabinoid-CBD (Cannabidiol) Rich Hemp Oil). ETST is focused on the science, research and studies of its High Grade Hemp CBD Oil as a nutraceutical and dietary supplement. To view, please visit www.earthsciencetech.com/scientific-research. ETST has filed an International Application (PCT) for its Provisional Patent named "Cannabidiol Compositions Including Mixtures and Uses Thereof" on October 8th, 2015 in regards to its Hemp CBD (Cannabidiol) aka High Grade Hemp CBD Oil. You can view, search and purchase small quantities or bottles of ETST High Grade CBD Rich Hemp Oil/Products at www.earthsciencetech.com.

ETST invites all interested parties to contact the company at info@earthsciencetech.com in order to secure its High Grade Hemp CBD Oil/Products in bulk for wholesale, resale or distribution. From product formulating, mixing, labeling and launching ETST can do it all. ETST High Grade Hemp CBD Oil is all-natural and derived from Grade-A European Industrial Hemp. Cannabidiol (CBD) is a naturally occurring constituent of industrial hemp oil. Hemp CBD Oil is legal in all 50 states and countries worldwide. Hemp oil is a well-known dietary supplement and the naturally occurring CBD possesses no psychoactive qualities and presents a continuing stream of overwhelming evidence of significant wellness benefits. With no psychoactive ingredient, Hemp CBD Oil is a ready-for-market Hemp-based Nutraceutical and dietary supplement. CBD (cannabidiol), a naturally occurring constituent of the Industrial Hemp plant, promotes and supports the nutritional health of aging bodies in particular. Source: US Government Patent #6,630,507 "Cannabinoids as antioxidants and neuroprotectants." ETST does not grow, sell or distribute any substances that violate United States Law or the controlled substance act. ETST does sell and distribute hemp based products. Numerous properties and benefits of CBD are being investigated at academic research centers in the United States and elsewhere. The FDA has not evaluated the validity or truthfulness of these claims; therefore, we encourage you to review published researches relating to the benefits and properties of CBD hemp oils and other CBD products.

FOOD AND DRUG ADMINISTRATION (FDA) DISCLOSURE: These statements and products have not been evaluated by the FDA and are not intended to diagnose, treat or cure any disease. Always check with your physician before starting a new dietary supplement program.

FORWARD LOOKING DISCLAIMER: This release contains forward-looking statements that involve risks and uncertainties. Readers are referred to the Securities and Exchange Commission filings filed by the Company on EDGAR at http://www.sec.gov/edgar.shtml, specifically the most recent reports which identify important risk facts that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to review or confirm analysts' expectations or estimates or to publicly release any revisions to any forward-looking statements. The information contained in this press release should not be construed as any indication of the Company's future stock price, its revenues or results of operations.

Contact:

Earth Science Tech, Inc.

Boca Raton, FL

Phone: +1(305) 615-2118

www.earthsciencetech.com

info@earthsciencetech.com